Exhibit 99.1

MeetMe Expands Relationship with Beanstock Media

to Manage Mobile Ad Inventory

Provides Fiscal 2015 Annual Total Revenue and EBITDA Guidance

NEW HOPE, PA. December 29, 2014 – MeetMe, Inc. (NASDAQ: MEET), the public market leader for social discovery, today announced an expansion of its ad management relationship with Beanstock Media, the world’s first premium Publisher Trading Desk, to begin delivering its mobile advertising inventory to Beanstock at guaranteed CPMs. Under the agreement MeetMe will begin placing ad calls with Beanstock Media on March 1, 2015 and will do so for the remainder of the year. This new agreement will take the place of the company’s current ad management agreement with Pinsight Media+, which expires on December 31, 2014 and has a 60-day transition period.

Bill Alena, Chief Revenue Officer of MeetMe, said, “Beanstock Media has proven to be a trusted and reliable partner since we began working with them in October 2013 to optimize revenue from our global web-based remnant ad inventory, and we are excited to expand our relationship to mobile. With this agreement, we expect to have continued strong visibility into revenue and smoothed quarterly seasonality in advertising rates. In 2015, we will continue our focus on driving high usage and engagement as we seek to build the pre-eminent mobile chat app for connecting with new people.”

David Clark, Chief Financial Officer of MeetMe said, “Our mobile daily active users (DAU) in 2014 have increased 20 percent, from approximately 770,000 in the first quarter to approximately 920,000 in the fourth quarter to date. During the same period, chat grew more than 100 percent, and mobile visits per DAU increased more than 15%. MeetMe mobile has grown significantly in both users and in engagement per user in 2014. This growth in usage has contributed to the continued growth in mobile revenue we have delivered throughout this year. In 2015, we project annual revenue to grow to between $47 million and $53 million for the year. We also project annual adjusted EBITDA to grow to between $7 million and $10 million in 2015.”

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 80 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. MeetMe is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, virtual currency, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit meetmecorp.com.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether will begin placing add calls with Beanstock as anticipated, whether the agreement will allow us strong visibility into revenue and smoothed quarterly seasonality in advertising rates, whether we will drive high usage and engagement as anticipated, whether we will successfully build the pre-eminent mobile chat app for connecting with new people, whether DAU, chat, and mobile visits per DAU will continue to grow, whether mobile revenue will continue to grow as anticipated, whether we will achieve annual revenue in 2015 as projected, and whether our adjusted annual EBITDA in 2015 will grow as anticipated to the amount projected. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2013, the Prospectus Supplement (Rule 424(b)(5)) filed on July 24, 2014,and the Current Report on Form 8-K filed on December 29, 2014. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Press contact:

Fresh PR ☐

Jeannine Jacobi,

323-903-7063☐ jeannine@freshpr.net ☐

or

Investor Contact:

MKR Group, Inc.

Todd Kehrli or Jim Byers

(323) 468-2300

meet@mkr-group.com

Source: MeetMe, Inc.